EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199688) pertaining to ReWalk Robotics Ltd. 2006 Share Option Plan, ReWalk Robotics Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan of our report dated February 29, 2016, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in the annual report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer

KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
February 29, 2016